[front cover]
                                  J.P. MORGAN
                             CALIFORNIA BOND FUND
                              [jp morgan logo]
                             Semiannual Report
                              October 31, 2000

LETTER TO THE SHAREHOLDERS
--------------------------------------------------------------------------------

December 1, 2000

Dear Shareholder,

    We are pleased to report that the J.P. Morgan California Bond Fund outperformed its benchmark, the Lehman Brothers 1-16 year Municipal Bond Index, for the six months ended October 31, 2000. The Fund's two share classes--Institutional and Select--provided total returns of 5.26% and 5.14%, respectively, while the benchmark had a total return of 4.86% during the same time period.

    The 30-day SEC yield as of October 31, 2000 was 4.35% for Institutional Shares, and 4.21% for the Select Shares. This is equivalent to a taxable yield of 7.20% and 6.97%, respectively, for an investor in the top federal income tax bracket of 39.6%.

    The net asset value of the Institutional Shares at mid-year increased to $10.32 from $10.03 on April 30, 2000, after distributions totaling approximately $0.23 per share over the last six months, all of which was exempt from federal income tax.

    Similarly, the net asset value of Select shares increased to $10.49 from $10.20 over the same time period, after distributions totaling approximately $0.23 a share, all of which was exempt from federal income tax.

    On the following pages, the Funds' portfolio managers--Kit Wood, Benjamin Thompson, and Robert Meiselas--discuss the fixed income market in detail. The managers also explain the factors that influenced the Funds' performance during the fiscal period, and provide insight in regard to positioning the Funds for the coming months.

    As chairman and president of Asset Management Services, we appreciate your investment in the Funds. If you have any comments or questions, please contact your Morgan representative, or call J.P. Morgan Funds Services at (800) 766-7722 (Institutional Shares) or (800) 521-5411 (Select Shares).

/signature/                             /signature/

Sincerely yours,
Ramon de Oliveira                       Keith M. Schappert
Chairman of Asset Management Services   President of Asset Management Services
J.P. Morgan & Co. Incorporated          J.P. Morgan & Co. Incorporated

TABLE OF CONTENTS
--------------------------------------------------------------------------------
Letter to the Shareholders                                                 1
Fund Performance                                                           2
Portfolio Manager Q&A                                                      4
Fund Facts & Highlights                                                    6
Financial Statements                                                       7

CALIFORNIA BOND FUND PERFORMANCE - INSTITUTIONAL SHARES
--------------------------------------------------------------------------------

EXAMINING PERFORMANCE

    One way to look at performance is to review a fund's average annual total return. This calculation takes the Fund's actual return and shows what would have happened if the Fund had achieved that return by performing at a constant rate each year. Average annual total returns represent the average yearly change in a fund's value over various time periods, typically one, five, and ten years, (or since inception). Total returns for periods of less than one year are not annualized, and provide a picture of how a fund has performed over the short term.

PERFORMANCE

                                                                                      AVERAGE ANNUAL
                                                           TOTAL RETURNS              TOTAL RETURNS
                                                     -----------------------   ------------------------------
                                                         SIX           ONE           THREE          SINCE
                                                       MONTHS         YEAR           YEARS       INCEPTION*
AS OF OCTOBER 31, 2000
J.P. Morgan California Bond Fund:
     Institutional Shares                               5.26%         7.86%          4.78%          5.22%
Lehman Brothers 1-16 Year Municipal Bond Index**        4.86%         7.13%          4.80%          5.39%
Lipper California Intermediate Municipal
    Debt Funds Average***                               5.18%         7.38%          4.27%          4.72%

AS OF SEPTEMBER 30, 2000
J.P. Morgan California Bond Fund:
    Institutional Shares                                4.03%         6.36%          4.57%          5.13%
Lehman Brothers 1-16 Year Municipal Bond Index**        3.69%         5.68%          4.69%          5.26%
Lipper California Intermediate Municipal Debt
    Funds Average***                                    3.89%         5.78%          4.16%          4.65%

* The Institutional Shares commenced operations on December 23, 1996, and have provided an average annual total return of 5.27% from that date through October 31, 2000. For the purpose of comparison, the "since inception" returns are calculated from December 31, 1996, the first date when data for the Fund's benchmark and its Lipper category average were available.

** Lehman Brothers 1-16 year Municipal Bond Index is an unmanaged index which measures municipal bond market performance. It does not include fees or operating expenses and is not available for actual investments.

***Describes the average total return for all funds in the indicated Lipper category, as defined by Lipper Inc., and does not take into account applicable sales charges. Lipper Analytical Services, Inc. is a leading source for mutual fund data.

    Past performance is no guarantee of future results. Returns are net of fees, assume the reinvestment of distributions and reflect the reimbursement of certain expenses as described in the prospectus. Had expenses not been subsidized, returns would have been lower.

CALIFORNIA BOND FUND PERFORMANCE - SELECT SHARES
--------------------------------------------------------------------------------

EXAMINING PERFORMANCE

    One way to look at performance is to review a fund's average annual total return. This calculation takes the Fund's actual return and shows what would have happened if the Fund had achieved that return by performing at a constant rate each year. Average annual total returns represent the average yearly change in a fund's value over various time periods, typically one, five, and ten years, (or since inception). Total returns for periods of less than one year are not annualized, and provide a picture of how a fund has performed over the short term.

PERFORMANCE

                                                                                      AVERAGE ANNUAL
                                                           TOTAL RETURNS              TOTAL RETURNS
                                                     -----------------------   ------------------------------
                                                         SIX           ONE           THREE          SINCE
                                                       MONTHS         YEAR           YEARS       INCEPTION*
AS OF OCTOBER 31, 2000
J.P. Morgan California Bond Fund: Select Shares         5.14%         7.75%           4.64%         5.09%
Lehman Brothers 1-16 Year Municipal Bond Index**        4.86%         7.13%           4.80%         5.39%
Lipper California Intermediate Municipal Debt
    Funds Average***                                    5.18%         7.38%           4.27%         4.72%

AS OF SEPTEMBER 30, 2000
J.P. Morgan California Bond Fund: Select Shares         3.93%         6.27%           4.45%         5.00%
Lehman Brothers 1-16 Year Municipal Bond Index**        3.69%         5.68%           4.69%         5.26%
Lipper California Intermediate Municipal Debt
    Funds Average***                                    3.89%         5.78%           4.16%         4.65%

* Reflects the performance of the Fund's Institutional Shares from December 23, 1996 through April 27, 1997 (commencement of operations), which had a lower expense ratio. Therefore, these returns may be higher than the Fund's would have been had it existed during the same period. For the purpose of comparison, the "since inception" returns are calculated from December 31, 1996, the first date when data for the Select Share's benchmark and its Lipper category average were available. The Select Share's average total return since the commencement of operations on April 21, 1997 is 5.63%.

** Lehman Brothers 1-16 year Municipal Bond Index is an unmanaged index which measures municipal bond market performance. It does not include fees or operating expenses and is not available for actual investments.
***Describes the average total return for all funds in the indicated Lipper category, as defined by Lipper Inc., and does not take into account applicable sales charges. Lipper Analytical Services, Inc. is a leading source for mutual fund data.

     Past performance is no guarantee of future results. Returns are net of fees, assume the reinvestment of distributions and reflect the reimbursement of certain expenses as described in the prospectus. Had expenses not been subsidized, returns would have been lower.

PORTFOLIO MANAGER Q&A
--------------------------------------------------------------------------------

    Following is an interview with Benjamin S. Thompson, who with Robert Meiselas and Kingsley Wood Jr., manages the master portfolio in which the Fund invests.

[photo of Benjamin S. Thompson]

    BENJAMIN S. THOMPSON, vice president, is a senior fixed income portfolio manager and head of J.P. Morgan's municipal bond strategies. His responsibilities include coordination of strategy and research, portfolio structuring, and trade execution for the Tax Aware Fixed Income Group. Prior to joining Morgan in 1999, Ben was a senior fixed income portfolio manager at Goldman Sachs Asset Management. Earlier, he was with the Structured Finance Group at Chase Manhattan Bank. He holds a B.A. in Economics from Colorado College.

[photo of Robert Meiselas]

    ROBERT MEISELAS, vice president, is a portfolio manager with the Tax Aware Fixed Income Group responsible for managing municipal bonds, including tax exempt private placements. Bob is a CPA and joined Morgan's financial group in 1982, after having spent 10 years at Coopers & Lybrand. He also spent five years in J.P. Morgan's Private Banking Investment Management Group, and moved to J.P. Morgan Investment Management in 1997. Bob is a graduate of St. John's University and has completed graduate work in taxation at Long Island University.

[photo of Kingsley Wood, Jr.]

    KINGSLEY (KIT) WOOD, JR., vice president, is a portfolio manager in the Tax Aware Fixed Income Group. Prior to joining J.P. Morgan Investment Management in 2000, he worked at Mercantile Bank & Trust (MSD&T Funds) in Balitmore, MD as a portfolio manager. There he managed all institutional tax-exempt assets (mutual funds and separate accounts). Prior to that, he was a sell-side institutional trader at ABN-AMRO Bank and Kemper Securities in Chicago. Kit holds a B.A. from the University of Colorado, and has completed graduate work towards an M.B.A. at the University of Maryland.

WHAT EVENTS IMPACTED THE FIXED INCOME MARKETS, GENERALLY, AND THE MUNICIPAL BOND MARKET, SPECIFICALLY, OVER THE LAST SIX MONTHS?

    This was a volatile period that was fueled by uncertainty over the direction of the US economy. By and large, the most significant factors were the actions by the Federal Reserve to tighten short-end rates, and subsequent recognition by the bond market that these actions were effective in slowing U.S. economic growth.

    At the outset of this reporting period, there was some question as to whether the Federal Reserve would continue to raise interest rates and whether the six rate increases - totaling 175 basis points (1.75%) through May - were actually slowing the economy to the much-discussed "soft landing" that everyone desired.

    As we moved through the summer, investors became confident that the economy was, indeed, slowing. Toward the end of the six-month period, however, the bond market began to question just how soft, or hard, the landing would be. Some investors even suggested that an interest rate easing might be necessary to reinvigorate the economy.

    Bonds, however, generally performed well in this environment. Prices in most fixed income markets trended upward. In the end, performance was driven by whether you were appropriately positioned as market expectations vacillated and whether you were invested in the right bonds at the right time as this economic scenario unfolded.

    Another significant occurrence was the volatility experienced by the stock market since spring. Stock market volatility led to increased retail awareness of bonds, as investors sought safe havens for their equity-related gains. This propelled the municipal bond market, in particular, as municipal bonds pay attractive returns for individuals who pay taxes.

PORTFOLIO MANAGER Q&A
--------------------------------------------------------------------------------
                                                                    (Continued)

HOW DID THESE THEMES PLAY OUT IN CALIFORNIA?

    In California, we had already been coping with a lack of municipal bond supply, owing to increased demand and a continuing downward trend in new bond issuance. The net result was that California muni bonds rose to high prices relative to other municipals.

WHY HAS SUPPLY BEEN A PROBLEM IN CALIFORNIA?

    A few years ago, California was one of the most prolific issuers of debt in the United States. Essentially, this debt was needed to finance the massive infrastructure needs of a dramatically growing population. Also, a large portion of the new debt was issued to retire older, more costly bond issues that were already outstanding. Now, thanks to the creation of wealth from our strong economy, tax revenues have increased markedly. In part, this is reflected by the state's tremendously successful Internet-related businesses. Therefore, the need to borrow money to finance projects is not the same as it used to be. In the past, for example, the state might go to market for several billions of dollars at different times during the year. Lately, however, we've seen only a fraction of this activity. Aside from supply-related problems, we note that retail demand is steadily increasing, which results in more pressure in a tight market that is getting tighter.

HOW WAS THE FUND POSITIONED DURING THE  LAST SIX MONTHS?

    Although we forecasted an eventual decline in interest rates, we tempered our bullish outlook to allow for market uncertainty. During this time, the Fund performed well when interest rates declined, and out-performed the competition when market uncertainty drove interest rates upward. However, we underestimated the strong inflow of investor cash during this period. Whereas the competition had to cope with persistent cash withdrawals, this Fund had sharp growth. This influx of cash had to be put to work in an increasingly expensive market, and overall returns were diluted somewhat by having to buy some bonds at higher prices.

    Even so, on a one-year basis, we were in the top quartile of the Lipper California Intermediate Municipal Debt Funds Average. If you look at the last three months, however, performance was not as strong. This was largely because of the aforementioned inflow of cash, and because other funds were generally positioned longer than we were. As such, they benefited more from recent bull runs than did we.

HAS YOUR POSITIONING PAID OFF THE WAY  YOUR YOU EXPECTED?

    Not always, but much of the time. We think that, as a general rule, our positioning in the market has made us less susceptible to NAV declines during a downturn. Because we are tax aware and don't take gains purely to provide marginally higher returns, and because we are not structurally as long as some other similar type funds, longer funds may have a higher return every now and then.

HOW ARE YOU POSITIONING THE PORTFOLIO TO PROSPER  IN THE MONTHS AHEAD?

    By and large, we're still bullish on bonds, especially California munis. We believe that in a decelerating economy, munis may continue to appreciate in value as investors seek a haven from stock market volatility, along with tax-aware returns.

    This is a timeframe when bond investors must pay close attention to the market. There will be opportunities when careful investors can capitalize on the mistakes of less sophisticated, or less diligent, investors. At a time when all bond prices are high and supply is limited, the imprudent investor may be inclined to purchase securities at prices beyond fair market value. In our view, it may not be evident in the returns you'll see over the coming months, but perhaps a year from now, the folks who were careless will be sorry, and the more careful investors will be happy. We plan on being among the latter.

FUND FACTS
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE

    J.P. Morgan California Bond Fund seeks to provide a high after-tax total return for California residents consistent with moderate risk of capital. It is designed for investors subject to federal and California income taxes who seek a high after-tax total return and who are willing to receive some taxable income and capital gains to achieve that return.

--------------------------------------------------------------------------------
    Inception Date:
      Institutional Shares:  12/23/1996
      Select Shares:  4/21/1997
--------------------------------------------------------------------------------
    Net Assets as of 10/31/2000:
     Institutional Shares:  $116,573,061
     Select Shares:  $24,959,978
--------------------------------------------------------------------------------
    Fund Net Assets as of 10/31/2000:  $141,533,039
--------------------------------------------------------------------------------
    Dividend Payable Dates:  MONTHLY
--------------------------------------------------------------------------------
    Capital Gain
     Payable Dates (if applicable):  12/13/2000

EXPENSE RATIOS

    Institutional Shares:  0.50%
    Select Shares:  0.65%

    The current annualized expense ratio covers shareholders' expenses for custody, tax reporting, investment advisory, and shareholder services, after reimbursement. The Fund is no-load and does not charge any sales, redemption, or exchange fees. There are no additional charges for buying, selling, or safe keeping fund shares, or for wiring redemption proceeds from the Fund.

FUND HIGHLIGHTS
--------------------------------------------------------------------------------

All data as of October 31, 2000
SECTOR ALLOCATION
(As a percentage of total investment securities)

[data from pie chart]

Insured                                   42.6%
Revenue Bonds                             18.2%
Short Term Investments/Other              17.6%
Prerefunded                               11.1%
General Obligations & House Authority      6.8%
Tax Anticipation Notes                     2.2%
Auction Rate Debt Bond                     1.5%

--------------------------------------------------------------------------------
    30 Day SEC Yields:
      Institutional Shares:  4.35%*
      Select Shares:  4.21%*
--------------------------------------------------------------------------------
    Duration:  5.4 YEARS

* Yields reflect the reimbursement of certain fund expenses as described in the prospectus. Had expenses not been subsidized, yields would have been lower.

DISTRIBUTED BY FUNDS DISTRIBUTOR, INC. J.P. MORGAN INVESTMENT MANAGEMENT INC. SERVES AS INVESTMENT ADVISOR. SHARES OF THE FUND ARE NOT INSURED BY THE FDIC, ARE NOT BANK DEPOSITS OR OTHER OBLIGATIONS OF THE FINANCIAL INSTITUTION AND ARE NOT GUARANTEED BY THE FINANCIAL INSTITUTION. SHARES OF THE FUND ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED. RETURN AND SHARE PRICE WILL FLUCTUATE AND REDEMPTION VALUE MAY BE MORE OR LESS THAN ORIGINAL COST.

Opinions expressed herein are based on current market conditions and are subject to change without notice. Income may be subject to state and local taxes. Some income may be subject to federal alternative minimum tax.

CALL J.P. MORGAN FUNDS SERVICES AT (800) 766-7722 (INSTITUTIONAL SHARES) OR
(800) 521-5411 (SELECT SHARES) FOR A PROSPECTUS CONTAINING MORE COMPLETE INFORMATION ABOUT THE FUND, INCLUDING MANAGEMENT FEES AND OTHER EXPENSES. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

J.P. MORGAN CALIFORNIA BOND FUND - SCHEDULE OF INVESTMENTS (UNAUDITED)
--------------------------------------------------------------------------------
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                        VALUE
--------------------------------------------------------------------------------
MUNICIPALS - 82.4%
CALIFORNIA - 64.3%
$2,100,000  Anaheim Public Financing Auth. Tax
             Allocation Rev., 4.20%, 11/28/00(MBIA)
             (Auction Rate Debt Bond)(v)                               $   2,100,000
 2,000,000  California Department of Water Resources
             Center Valley Project Rev., Series 1992 J-3,
             (Water Systems), 7.00%, 12/1/12                               2,428,020
 5,000,000  California Educational Facilities Auth.
             Rev., (Pomona College), 6.00%, 2/15/17
             Partially Prerefunded at 102% of Par                          5,198,050
 1,100,000  California Educational Facilities Auth.
             Rev., Series 1997 A, (University of Southern
             California), 5.60%, 10/1/06                                   1,176,670
   525,000  California Educational Facilities Auth.
             Rev., Series 1997 B, (Pooled University and
             College Projects), 6.75%, 4/1/07                                578,718
 1,000,000  California GO, 6.80%, 4/1/03                                   1,060,870
 3,000,000  California GO, 6.75%, 8/1/12                                   3,555,180
 2,000,000  California GO, 6.25%, 10/1/19, Partially
             Prerefunded at 102% of Par (MBIA)                             2,100,060
   970,000  California Housing Finance Agency Rev.,
             Series 1996 E, (Home Mortgage), 5.30%,
             8/1/20(MBIA) (FHA)                                              969,631
 2,950,000  California Housing Finance Agency Rev.,
             Series 1997 I, (Home Mortgage), 4.95%,
             8/1/28(MBIA)                                                  2,945,015
 1,000,000  California State GO, 6.50%, 2/1/08                             1,129,720
 2,360,000  California Statewide Communities
             Development Auth. 6.00%, 7/1/09                               2,408,215
 2,000,000  Central Valley Financing Auth. Cogeneration
             Project Rev., (Carson ICE-GEN Project),
              6.20%, 7/1/20, Prerefunded at 102% of Par                    2,140,120
 1,500,000  Contra Costa Transportation Auth. Sales
             Tax Rev., Series 1993 A, 6.00%, 3/1/06(FGIC)                  1,623,480
 2,505,000  Corona Community Facilities District
             Rev., (Eagle Glen), 5.75%, 9/1/16                             2,486,213
 1,535,000  El Monte City School District Rev., Series
             2000 A, 6.25%, 5/1/20(FSA)                                    1,735,179
 1,000,000  Foothill, Eastern Corridor Agency Toll
             Road Rev., Series 1995 A, 6.00%, 1/1/34,
             Prerefunded at 100% of Par                                    1,090,530
   600,000  La Quinta Redevelopment Agency Tax
             Allocation, (Redevelopment Project No. 1),
             7.30%, 9/1/11(MBIA)                                             733,836
 3,085,000  Laguna Salada Union School District GO,
             Series 2000 C, 5.78%, 8/1/29(FGIC)(y)                           599,200
 1,000,000  Long Beach Harbor Rev., 6.00%,
             5/15/06(MBIA)                                                 1,073,000
 2,000,000  Los Angeles Community Redevelopment
             Agency Tax Allocation, Series 1997 I,
             (Central Business District), 5.00%, 11/15/01                  2,014,780
 1,000,000  Los Angeles County Pension Obligation,
             Series 1994 A, 8.30%, 6/30/02(FSA)                            1,025,960
 1,000,000  Los Angeles County Public Works
             Financing Auth. Lease Rev., Series 1997 B,
             (Multiple Capital Facilities Project V), 6.00%,
             12/1/07(AMBAC)                                                1,101,500

PRINCIPAL AMOUNT                                                        VALUE
--------------------------------------------------------------------------------

 $1,000,000  Los Angeles County Transportation
             Commission Sales Tax Rev., Series 1992 B,
             5.88%, 7/1/02(FGIC)                                       $   1,029,460
 1,000,000  Los Angeles Department of Water &
            Power Electric Plant Rev., Second
            Issue, 5.75%, 11/15/02                                         1,033,440
 5,110,000  Los Angeles, (Sonnenblick Del Rio
            West L.A.), 6.13%, 11/1/15(AMBAC)                             5,659,324
 1,000,000  Modesto Irrigation District Financing
            Auth. Rev., Series 1996 A 5.45%, 10/1/07(MBIA)                1,063,760
 1,200,000  Montebello Community Redevelopment
            Agency Tax Allocation Rev., Series 1999 B,
           (Montebello Hills), 5.74%, 3/1/23(MBIA)(y)                      339,144
 1,160,000  Newark Unified School District,
            Series 2000 C, 5.49%, 8/1/16(FSA)(y)                            484,741
 1,205,000  Newark Unified School District,
            Series 2000 C, 5.64%,  8/1/17(FSA)(y)                           466,395
 1,265,000  Newark Unified School District,
            Series 2000 C, 5.69%, 8/1/18(FSA)(y)                            458,651
 1,305,000  Newark Unified School District,
            Series 2000 C, 5.71%, 8/1/19(FSA)(y)                            443,609
 1,370,000  Newark Unified School District,
            Series 2000 C, 5.67%, 8/1/20(FSA)(y)                            441,332
 1,445,000  Newark Unified School District,
            Series 2000 C, 5.73%, 8/1/21(FSA)(y)                            434,223
 1,000,000  Orange County Local Transportation
            Auth. Sales Tax Rev., Series
            1998 A, 5.25%, 2/15/05(MBIA)                                  1,040,650
 2,000,000  Orange County Public Financing Auth.
            Waste Management System Rev., 5.75%, 12/1/09(AMBAC)           2,160,360
 1,210,000  Richmond GO, Series 1999 A, (Limited
            Obligation Pension), 7.02%, 8/1/05(MBIA)                      1,215,977
 3,500,000  Riverside County Public Financing
            Auth. Lease Rev., Series 2000 A,
           (Open Space Notes), 5.00%, 4/1/02                             3,550,120
 1,250,000  Riverside County Transportation
            Commission Sales Tax Rev.,
            Series 1996 A, 6.00%, 6/1/09(FGIC)                            1,390,000
 1,200,000  Sacramento Regional County Sanitation
            District, 5.00%, 8/1/04                                       1,234,956
 1,000,000  San Bernardino Single Family Mortgage
            Rev., Series 1990 A, 7.50%, 5/1/23(FHA)                       1,252,120
 1,200,000  San Diego County Regional
            Transportation Commission Rev., Series 1996 A,
            6.00%, 4/1/06(AMBAC)                                          1,300,212
 3,790,000  San Francisco Bay Area Transit Financing
            Auth. Rev., (Bridge Toll Notes), 5.25%, 8/1/03(ACA)           3,877,094
 1,000,000  San Francisco City & County Airports
            Commission Rev., Series  1998-15B, 5.50%, 5/1/06(FSA)         1,060,430
 5,500,000  San Joaquin Hills Transportation
            Corridor Agency Toll Road Rev.,
            5.66%, 1/1/23(y)                                              1,596,430
 1,240,000  San Jose Redevelopment Agency Tax
            Allocation, (Merged Area Redevelopment Project),
            6.00%, 8/1/07(MBIA)                                           1,360,640

The Accompanying Notes are an Integral Part of the Financial Statements.
  7

J.P. MORGAN CALIFORNIA BOND FUND - SCHEDULE OF INVESTMENTS (UNAUDITED)
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000

PRINCIPAL AMOUNT                                                        VALUE
--------------------------------------------------------------------------------
  $3,000,000  San Jose Redevelopment Agency Tax
               Allocation, (Merged Area
              Redevelopment Project), 6.00%, 8/1/15(MBIA)                 $   3,346,290
  1,440,000  San Rafael Redevelopment Agency Tax Allocation,
              5.57%, 12/1/18(AMBAC)(y)                                          533,462
  1,440,000  San Rafael Redevelopment Agency Tax Allocation,
              5.62%, 12/1/19(AMBAC)(y)                                          500,270
  1,440,000  San Rafael Redevelopment Agency Tax Allocation,
              5.67%, 12/1/20(AMBAC)(y)                                          468,677
  2,445,000  Santa Ana Financing Auth. Lease Rev.,
              Series 1994 A, (Police Administrative &
              Holding Facility), 6.25%, 7/1/24(MBIA)                          2,752,874
  2,605,000  South Bayside Waste Management Auth.
              Solid Waste System Rev., 6.13%, 3/1/17(AMBAC)                   2,835,569
  1,000,000  Stockton Community Facilities District
              Rev., (No. 90-2 Brookside Estates), 5.20%, 8/1/02               1,009,040
  1,000,000  Turlock Irrigation District Rev., Series
              1996 A, 6.00%, 1/1/07(MBIA)                                     1,087,020
  3,000,000  Tustin Unified School District Rev., Series
              1997, Class 1, (Community Facilities),  6.10%, 9/1/02           3,003,780
                                                                         --------------
                                                                             89,703,997
                                                                         --------------
GUAM - 0.8%
 1,000,000  Guam Power Auth. Rev., Series 1994 A, 6.75%,
             10/1/24, Prerefunded at 102% of Par                              1,104,600
                                                                         --------------
MICHIGAN - 1.4%
 2,000,000  Michigan State Hospital Finance Auth.
             Rev., Series 1999 B, (Ascension Health Credit),
             5.30%, 11/15/33                                                  2,018,620
                                                                         --------------
NORTH CAROLINA - 1.5%
 2,000,000  North Carolina Municipal Power
            Agency No. 1 Catawba Electric Rev.,
            Series 1999 B, 6.38%, 1/1/08                                       2,119,180
                                                                         ---------------
PUERTO RICO - 12.9%
 1,500,000  Puerto Rico Commonwealth GO, 6.45%,
             7/1/17, Prerefunded at 101.5% of Par                              1,633,185
 4,050,000  Puerto Rico Commonwealth Highway
             & Transportation Authority Highway Rev. Series 1993 W,
             5.50%, 7/1/13(MBIA-IBC)                                           4,347,189
 1,400,000  Puerto Rico Commonwealth, (Public
             Improvements), 3.00%, 7/1/06(MBIA)                                1,305,598
 3,000,000  Puerto Rico Electric Power Auth. Power
             Rev., Series 1997 BB, 6.00%, 7/1/11(MBIA)                         3,346,830
 4,000,000  Puerto Rico Electric Power Auth.
             Rev., Series 1995 X, 6.13%, 7/1/21,
             Prerefunded at 102% of Par                                        4,384,960
 3,000,000  Puerto Rico Public Finance Corp., Series
             1998 A, (Commonwealth Appropriations),
             5.13%, 6/1/24(AMBAC)                                              2,925,930
                                                                         ---------------
                                                                              17,943,692
                                                                         ---------------
TEXAS - 1.5%
 2,000,000  Dallas-Fort Worth International Airport
             Facility Improvement Corp. Rev., Series 2000 B,
             (American Airlines), 6.05%, 5/1/29                                2,024,780
                                                                         ---------------
TOTAL MUNICIPALS                                                             114,914,869
                                                                         ---------------
   (Cost $112,005,512)

PRINCIPAL AMOUNT                                                        VALUE
--------------------------------------------------------------------------------

SHORT-TERM INVESTMENTS - 17.6%
CALIFORNIA - 10.2%
 $1,000,000  California Educational Facilities Auth.
              Rev., 4.60%, 11/1/00, (Private Placement)(v)                   $1,000,040
 5,312,940  California Educational Facilities Auth.
            Rev., 5.06%, 11/1/00, (Private Placement)(v)                      5,274,209
 2,000,000  Los Angeles GO, Series 2000-N8,
            (Registered D Shares), 4.00%, 11/1/00(v)                          2,000,000
 6,000,000  San Diego County & School District Note
             Participation, Series 2000 C, 6.00%, 10/4/01                     6,119,940
                                                                         --------------
                                                                             14,394,189
                                                                         --------------
PUERTO RICO - 2.5%
 3,420,000  University of Puerto Rico Rev., Series
             2000 O, 4.50%, 6/1/01                                            3,426,259
                                                                         --------------

INVESTMENT COMPANIES - 4.9%
 6,766,214  J.P. Morgan Institutional Tax Exempt Money Market*                6,766,214
                                                                         --------------
TOTAL SHORT-TERM INVESTMENTS                                                 24,586,662
                                                                         --------------
   (Cost $24,624,502)
TOTAL INVESTMENT SECURITIES - 100.0%                                       $139,501,531
                                                                         ==============
   (Cost $136,630,014)

ACA - American Capital Access
AMBAC - AMBAC Assurance Corp.
FGIC - Financial Guaranty Insurance Co.
FHA - Federal Housing Authority
FSA - Financial Security Assurance Inc.
GO - General Obligation
LOC - Letter of Credit
MBIA - MBIA Insurance Corp.
(v)  Variable or floating rate instrument or instrument with step coupon rate.
(y)  Yield to maturity
 * Affiliate-Money Market mutual fund registered under the Investment Company Act of 1940, as amended and advised by J.P. Morgan Investment Management, Inc.


   The Accompanying Notes are an Integral Part of the Financial Statements.
8

J.P. MORGAN CALIFORNIA BOND FUND
STATEMENT OF ASSETS AND LIABILITIES (UNAUDITED)
--------------------------------------------------------------------------------
OCTOBER 31, 2000

ASSETS
Investments at Value (Cost $136,630,014)                          $139,501,531
Dividend and Interest Receivable                                     2,122,692
Receivable for Shares of Beneficial Interest Sold                      439,000
Receivable for Expense Reimbursement                                     7,343
Prepaid Trustees' Fees and Expenses                                         52
Prepaid and Other Assets                                                 9,120
 .                                                                 ------------
TOTAL ASSETS                                                       142,079,738
 .                                                                 ------------
LIABILITIES
Dividends Payable                                                      319,965
Payable for Shares of Beneficial Interest Redeemed                     100,000
Advisory Fee Payable                                                    34,395
Shareholder Servicing Fee Payable                                       14,541
Due to Custodian                                                         6,766
Administration Service Fee Payable                                       5,470
Fund Services Fee Payable                                                   92
Administration Fee Payable                                                  42
Accrued Expenses and Other Liabilities                                  65,428
                                                                  ------------
TOTAL LIABILITIES                                                      546,699
                                                                  ------------
NET ASSETS                                                        $141,533,039
                                                                  ============
INSTITUTIONAL SHARES
Applicable to 11,296,859 shares outstanding                       $116,573,061
                                                                  ============
Net Asset Value, Offering and Redemption Price per Share                $10.32
                                                                  ============
SELECT SHARES
Applicable to 2,378,512 shares outstanding                         $24,959,978
                                                                  ============
Net Asset Value, Offering and Redemption Price per Share                $10.49
                                                                  ============
ANALYSIS OF NET ASSETS
Paid-in Capital                                                   $139,620,638
Distributions in Excess of Net Investment Income                      (58,166)
Accumulated Undistributed Net Realized Loss                          (900,950)
Net Unrealized Appreciation on Investments                           2,871,517
                                                                  ------------
NET ASSETS                                                        $141,533,039
                                                                  ============

The Accompanying Notes are an Integral Part of the Financial Statements.
  9

J.P. MORGAN CALIFORNIA BOND FUND
STATEMENT OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDED OCTOBER 31, 2000

INVESTMENT INCOME
INCOME
Interest Income                                                     $2,818,852
Dividend Income from Affiliated Investment                             127,299
                                                                    ----------
   Investment Income                                                 2,946,151
                                                                    ----------
FUND EXPENSES
Advisory Fee                                                           170,434
Shareholder Servicing Fee - Institutional Class                         50,021
Administrative Service Fee                                              28,491
Shareholder Servicing Fee - Select Class                                22,989
Professional Fee                                                        20,059
Transfer Agent Fee                                                      19,847
Registration Fee                                                        14,133
Printing Expenses                                                        9,039
Organization Expenses                                                    3,612
Fund Services Fee                                                          853
Trustee Fees and Expenses                                                  481
Administration Fee                                                         367
Miscellaneous                                                           25,789
                                                                    ----------
   Total Expenses                                                      366,115
Less: Reimbursement of Expenses                                        (57,249)
                                                                    -----------
Net Expenses                                                           308,866
                                                                    ----------
NET INVESTMENT INCOME                                                2,637,285
                                                                    ----------
REALIZED AND UNREALIZED GAIN
NET REALIZED GAIN ON INVESTMENT TRANSACTIONS                            98,538
                                                                    ----------
NET CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION)
   ON INVESTMENT TRANSACTIONS                                        3,128,695
                                                                    -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                $5,864,518
                                                                    ==========

    The Accompanying Notes are an Integral Part of the Financial Statements.
10

J.P. MORGAN CALIFORNIA BOND FUND
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                            FOR THE SIX MONTHS       FOR THE YEAR ENDED
INCREASE IN NET ASSETS                                                     ENDED OCTOBER 31, 2000     APRIL 30, 2000
                                                                                 (UNAUDITED)
FROM OPERATIONS
Net Investment Income                                                          $    2,637,285          $  3,319,769
Net Realized Gain (Loss) on Investments                                                98,538              (999,460)
Net Change in Unrealized Appreciation (Depreciation) of Investments                 3,128,695            (1,729,459)
                                                                               --------------          ------------
    Net Increase in Net Assets Resulting from Operations                            5,864,518               590,850
                                                                               ---------------         -------------
DISTRIBUTIONS TO SHAREHOLDERS FROM NET INVESTMENT INCOME
Institutional Shares                                                              (2,238,736)            (2,752,604)
Select Shares                                                                       (398,549)              (585,931)
                                                                               ---------------         -------------
    Total Distributions from Net Investment Income                                (2,637,285)            (3,338,535)
                                                                               ---------------         -------------
DISTRIBUTIONS TO SHAREHOLDERS IN EXCESS OF NET INVESTMENT INCOME
Institutional Shares                                                                 (33,610)               -
Select Shares                                                                         (5,790)               -
                                                                               ---------------         -------------
    Total Distributions in Excess of Net Investment Income                           (39,400)               -
                                                                               ---------------         -------------
DISTRIBUTIONS TO SHAREHOLDERS FROM NET REALIZED GAINS
Institutional Shares                                                                        -               (82,455)
Select Shares                                                                               -               (18,326)
                                                                               ---------------         --------------
    Total Distributions from Net Realized Gains                                             -              (100,781)
                                                                               ---------------         --------------
    Total Distributions to Shareholders                                           (2,676,685)            (3,439,316)
                                                                               ---------------         --------------
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Proceeds from Shares of Beneficial Interest Sold                                   52,755,030             71,720,511
Reinvestment of Distributions                                                         709,318              1,417,624
Cost of Shares of Beneficial Interest Redeemed                                   (13,509,772)            (53,392,140)
                                                                               ---------------         --------------
       Net Increase from Transactions in Shares of Beneficial Interest             39,954,576             19,745,995
                                                                               ---------------         --------------
       Total Increase in Net Assets                                                43,142,409             16,897,529
                                                                               ---------------         -------------
NET ASSETS
Beginning of Period                                                                98,390,630             81,493,101
                                                                               ---------------         -------------
End of Period                                                                    $141,533,039            $98,390,630
                                                                               ===============         =============

The Accompanying Notes are an Integral Part of the Financial Statements.
   11

J.P. MORGAN CALIFORNIA BOND FUND - INSTITUTIONAL SHARES
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT
EACH PERIOD ARE AS FOLLOWS:

                                                                                                          FOR THE PERIOD
                                                   FOR THE SIX                                           DECEMBER 23, 1996
                                                   MONTHS ENDED                                           (COMMENCEMENT OF
                                                 OCTOBER 31, 2000      FOR THE YEARS ENDED APRIL 30      OPERATIONS) THROUGH
                                                   (UNAUDITED)          2000        1999        1998       APRIL 30, 1997
                                                   --------------------------------------------------------------------------
NET ASSET VALUE PER SHARE, BEGINNING OF PERIOD        $10.03           $10.40      $10.20       $9.90          $10.00
                                                   --------------------------------------------------------------------------
INCOME FROM INVESTMENT OPERATIONS
Net Investment Income                                   0.23            0.42        0.41        0.42             0.16
Net Realized and Unrealized Gain
  (Loss) on Investments                                 0.29           (0.36)       0.25        0.30           (0.10)
                                                   --------------------------------------------------------------------------
Total From Investment Operations                        0.52            0.06        0.66        0.72             0.06
                                                   --------------------------------------------------------------------------
LESS DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                  (0.23)          (0.42)      (0.41)      (0.42)          (0.16)
In Excess of Net Investment Income                     (0.00)(a)          -            -           -               -
Net Realized Gains                                       -             (0.01)      (0.05)         -               -
                                                   --------------------------------------------------------------------------
Total Distributions to Shareholders                    (0.23)          (0.43)      (0.46)      (0.42)          (0.16)
                                                   --------------------------------------------------------------------------
NET ASSET VALUE PER SHARE, END OF PERIOD              $10.32           $10.03      $10.40      $10.20           $9.90
                                                   ==========================================================================
RATIOS AND SUPPLEMENTAL DATA
Total Return
                                                     5.26%(b)           0.70%       6.55%       7.35%        0.56%(b)
Net Assets, End of Period (in thousands)            $116,573           $84,579     $64,102    $46,280        $14,793
Ratios to Average Net Assets
   Net Expenses                                      0.50%(c)           0.50%       0.49%       0.45%        0.45%(c)
   Net Investment Income                             4.52%(c)           4.19%       3.92%       4.11%        4.43%(c)
   Expenses Without Reimbursement                    0.60%(c)           0.70%       0.71%       0.79%        3.46%(c)
Portfolio Turnover                                     24%               87%         40%          44%          40%

(a) Less than $0.005.
(b) Not Annualized
(c) Annualized


   The Accompanying Notes are an Integral Part of the Financial Statements.
12

J.P. MORGAN CALIFORNIA BOND FUND - SELECT SHARES
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT
EACH PERIOD ARE AS FOLLOWS:

                                                                                                          FOR THE PERIOD
                                                   FOR THE SIX                                            APRIL 21, 1997
                                                   MONTHS ENDED                                           (COMMENCEMENT OF
                                                 OCTOBER 31, 2000      FOR THE YEARS ENDED APRIL 30      OPERATIONS) THROUGH
                                                   (UNAUDITED)          2000        1999        1998       APRIL 30, 1997
                                                   --------------------------------------------------------------------------
NET ASSET VALUE PER SHARE, BEGINNING OF PERIOD        $10.20           $10.57      $10.35      $10.04          $10.00
                                                   --------------------------------------------------------------------------
INCOME FROM INVESTMENT OPERATIONS
Net Investment Income                                   0.23            0.41        0.40        0.41             0.01
Net Realized and Unrealized Gain (Loss)
   on Investments                                       0.29           (0.36)       0.26        0.31             0.04
                                                   --------------------------------------------------------------------------
Total From Investment Operations                        0.52            0.05        0.66        0.72             0.05
                                                   --------------------------------------------------------------------------
LESS DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                  (0.23)          (0.41)      (0.40)      (0.41)          (0.01)
In Excess of Net Investment Income                     (0.00)(a)           -           -         -                -
Net Realized Gains                                       -             (0.01)      (0.04)        -                -
                                                   --------------------------------------------------------------------------
Total Distributions to Shareholders                    (0.23)          (0.42)      (0.44)      (0.41)          (0.01)
                                                   --------------------------------------------------------------------------
NET ASSET VALUE PER SHARE, END OF PERIOD              $10.49           $10.20      $10.57      $10.35          $10.04
                                                   ==========================================================================
RATIOS AND SUPPLEMENTAL DATA
Total Return                                         5.14%(b)           0.60%       6.43%       7.20%        0.51%(b)
Net Assets, End of Period (in thousands)             $24,960           $13,811     $17,391      $5,811       $   302
Ratios to Average Net Assets
   Net Expenses                                      0.65%(c)           0.65%       0.65%       0.65%        0.62%(c)
   Net Investment Income                             4.37%(c)           3.99%       3.76%       3.94%        4.52%(c)
   Expenses Without Reimbursement                    0.82%(c)           0.85%       0.87%       1.00%        1.17%(c)
Portfolio Turnover                                     24%               87%         40%          44%          40%

(a) Less than $0.005.
(b) Not Annualized
(c) Annualized


The Accompanying Notes are an Integral Part of the Financial Statements.
    13

J.P. MORGAN CALIFORNIA BOND FUND
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

OCTOBER 31, 2000
--------------------------------------------------------------------------------
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--J. P. Morgan California Bond Fund  (the "Fund") is a series of
J. P. Morgan Series Trust, a Massachusetts business trust (the "Trust") which was organized on August 15, 1996. The Trust is registered under the Investment Company Act of 1940, as amended, as a no-load, non-diversified, open-end management investment company. The trustees of the Trust have divided the beneficial interests in the Fund into two classes of shares, Institutional Shares and Select Shares. The investment objective of the Fund is to provide high after-tax total return for California residents consistent with moderate risk of capital. The Fund invests a significant amount of its assets in debt obligations issued by political subdivisions and authorities in the State of California. The issuer's ability to meet its obligations may be affected by economic and political developments within the State of California. The Declaration of Trust permits the trustees to issue an unlimited number of shares in the Fund.

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the Fund:

   SECURITY VALUATIONS--Fixed Income Securities, (other than convertible bonds), with a maturity of 60 days or more held by Funds other than money market funds will be valued each day based on readily available market quotations received from independent or affiliated commercial pricing services. Such pricing services will generally provide bidside quotations. Convertible bonds are valued at the last sale price on the primary exchange on which the bond is principally traded. When valuations are not readily available, securities are valued at fair value as determined in accordance with procedures adopted by the Trustees. All short-term securities with a remaining maturity of sixty days or less are valued using the amortized cost method.

    SECURITY TRANSACTIONS--Security transactions are accounted for as of the trade date. Realized gains and losses are determined on the identified cost basis, which is also used for federal income tax purposes.

    INVESTMENT INCOME--Dividend income less foreign taxes withheld, if any, is recorded on the ex-dividend date or at the time that the relevant ex-dividend and amount becomes known. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Net investment income, excluding shareholder servicing fees, and realized and unrealized gains and losses are allocated daily to each class of shares based upon the relative proportion of net assets of each class at the beginning of each day.

    ORGANIZATION EXPENSES--The Fund incurred organization expenses in the amount of $39,030, which have been deferred and are being amortized on a straight-line basis over a period not to exceed five years beginning with the commencement of operations of the Fund.

    INCOME TAX STATUS--It is the Fund's policy to distribute all net investment income and net realized gains to shareholders and to otherwise qualify as a regulated investment company under the provisions of the Internal Revenue Code. Accordingly, no provision has been made for federal or state income taxes.

    DISTRIBUTIONS TO SHAREHOLDERS--Distributions from net investment income are declared daily and paid monthly. Distributions from net realized gains, if any, are paid annually.

--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES

    ADVISORY-- The Trust, on behalf of the Fund, has an Investment Advisory Agreement with J.P. Morgan Investment Management Inc. ("JPMIM"), an affiliate of Morgan Guaranty Trust Company of New York ("Morgan") and a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Under the terms of the agreement, the Fund pays JPMIM at an annual rate of 0.30% of the Fund's average daily net assets.

    The Fund may invest in one or more affiliated money market funds: J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund and J.P. Morgan Institutional Treasury Money Market Fund. The Advisor has agreed to reimburse its advisory fee from the Fund in an amount to offset any investment advisory, administrative fee and shareholder servicing fees related to a Fund investment in an affiliated money market fund.

    ADMINISTRATIVE SERVICES-- The Trust has an Administrative Services Agreement (the "Services Agreement") with Morgan under which Morgan is responsible for certain aspects of the administration and operation of the Fund. Under the Services Agreement, the Trust has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the Trust and certain other registered investment companies for which JPMIM acts as investment advisor in accordance

J.P. MORGAN CALIFORNIA BOND FUND
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000
--------------------------------------------------------------------------------
2. TRANSACTIONS WITH AFFILIATES (CONTINUED)

with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to Funds Distributor, Inc. The portion of this charge payable by the Fund is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which Morgan provides similar services.

    Morgan has agreed to reimburse the Fund to the extent necessary to maintain the total operating expenses (which excludes interest and dividend expenses, taxes and extraordinary items) of the Fund at no more than 0.50% of the average daily net assets of the Institutional Shares and 0.65% of the average daily net assets of the Select Shares. This reimbursement arrangement can be changed or terminated at any time after August 31, 2001 at the option of Morgan.

    ADMINISTRATION-- The Trust has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and distributor for the Fund. Under a Co-Administration Agreement between FDI and the Trust, FDI provides administrative services necessary for the operations of the Fund, furnishes office space and facilities required for conducting the business of the Fund and pays the compensation of the Fund's officers affiliated with FDI. The Fund has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The portion of this charge payable by the Fund is determined by the proportionate share that its net assets bear to the net assets of the Trust and certain other investment companies for which FDI provides similar services.

    SHAREHOLDER SERVICING--The Trust has a Shareholder Servicing Agreement with Morgan under which Morgan provides account administration and personal account maintenance service to Fund shareholders. The agreement provides for the Fund to pay Morgan a fee for these services that is computed daily and paid monthly at an annual rate of 0.10% of the average daily net assets of the Institutional Shares and 0.25% of the average daily net assets of the Select Shares.

    Morgan, Charles Schwab & Co. ("Schwab") and the Trust are parties to separate services and operating agreements (the "Schwab Agreements") whereby Schwab makes Fund shares available to customers of investment advisors and other financial intermediaries who are Schwab's clients. The Fund is not responsible for payments to Schwab under the Schwab Agreements; however, in the event the services agreement with Schwab is terminated for reasons other than a breach by Schwab and the relationship between the Trust and Morgan is terminated, the Fund would be responsible for the ongoing payments to Schwab with respect to pre-termination shares.

    FUND SERVICES--The Fund has a Fund Services Agreement with Pierpont Group, Inc. ("PGI") to assist the Trustees in exercising their overall supervisory responsibilities for the Fund's affairs. The Trustees of the Fund represent all the existing shareholders of PGI.

    Each Trustee receives an aggregate annual fee of $75,000 for serving on the boards of the Trust, the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, and other registered investment companies in which they invest. The trustees' fees and expenses shown in the financial statements represent the Fund's allocated portion of the total Trustees' fees and expenses. The Trust's Chairman and Chief Executive Officer also serves as Chairman of PGI and receives compensation and employee benefits from PGI. The allocated portion of such compensation and benefits included in the Fund Services Fee shown on the Statement of Operations was $200.

--------------------------------------------------------------------------------
3. FEDERAL INCOME TAXES
    As of October 31, 2000, accumulated net unrealized appreciation was $2,871,517, based on the aggregate cost of investments for federal income tax purposes of $136,630,014, which consisted of unrealized appreciation of $2,961,326 and unrealized depreciation of $89,809.

J.P. MORGAN CALIFORNIA BOND FUND
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000

--------------------------------------------------------------------------------
4. INVESTMENT TRANSACTIONS

    During the six months ended October 31, 2000, the Fund purchased $56,998,212 of investment securities and sold $24,891,375 of investment securities other than U.S. government securities and short-term investments.

--------------------------------------------------------------------------------
5. CAPITAL SHARE TRANSACTIONS

  The Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest of one or more series. Transactions in shares of beneficial interest of the Fund were as follows:

INSTITUTIONAL SHARES

                                                      FOR THE SIX MONTHS ENDED                FOR THE YEAR ENDED
                                                        OCTOBER 31,  2000                       APRIL 30, 2000
                                                     SHARES            AMOUNT                SHARES           AMOUNT
                                                  -----------------------------------   -----------------------------------
Shares of Beneficial Interest Sold                 3,884,844         $39,688,389            6,269,906       $62,956,087
Shares of Beneficial Interest Reinvested              52,285             533,824              101,605         1,023,831
Shares of Beneficial Interest Redeemed            (1,075,706)        (10,951,314)          (4,097,715)      (41,241,649)
                                                  -----------------------------------   -----------------------------------
Net Increase in shares of Beneficial Interest      2,861,423         $29,270,899            2,273,796       $22,738,269
                                                  ===================================   ===================================

SELECT SHARES
                                                      FOR THE SIX MONTHS ENDED                FOR THE YEAR ENDED
                                                        OCTOBER 31,  2000                       APRIL 30, 2000
                                                     SHARES            AMOUNT                SHARES           AMOUNT
                                                  -------------------------------------------------------------------------
Shares of Beneficial Interest Sold                  1,255,243       $13,066,641              856,515         $8,764,424
Shares of Beneficial Interest Reinvested               16,862         175,494                 38,364
393,793
Shares of Beneficial Interest Redeemed              (248,024)        (2,558,458)           (1,186,083)      (12,150,491)
                                                  -----------------------------------   -----------------------------------
Net Increase in Shares of Beneficial Interest       1,024,081        $10,683,677             (291,204)      $(2,992,274)
                                                  ===================================   ===================================

   From time to time, the Fund may have a concentration of several shareholders holding a significant percentage of shares outstanding. Investment activities of these shareholders could have a material impact on the Fund.

--------------------------------------------------------------------------------
6. BANK LOANS

    The Fund may borrow money for temporary or emergency purposes, such as funding shareholder redemptions. Effective May 23, 2000, the Fund, along with certain other Funds managed by JPMIM, entered into a $150,000,000 bank line of credit agreement with DeutscheBank. Borrowings under the agreement will bear interest at approximate market rates and a commitment fee at an annual rate of
 .085% on the unused portion of the committed amount.

J.P. MORGAN CALIFORNIA BOND FUND
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------
                                                                    (Continued)
OCTOBER 31, 2000
--------------------------------------------------------------------------------
7. CONCENTRATIONS OF CREDIT RISK

    The ability of the issuers of debt, asset-backed and mortgage-backed securities to meet their obligations may be affected by the economic and political developments in a specific industry or region. The value of asset-backed and mortgage-backed securities can be significantly affected by changes in interest rates or rapid principal payments including prepayments.

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8. SUBSEQUENT EVENTS

    On September 13, 2000, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation announced that they have entered into an agreement and plan of merger. The transaction is expected to close in December 2000 and is subject to approval by shareholders of both companies.


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[back cover]

For more information on the J.P. Morgan
           Funds, call J.P. Morgan Funds
           Services: Institutional Shares (800) 766-7722
           Select Shares (800) 521-5411
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Morgan Guaranty Trust Company                                   MAILING
500 Stanton Christiana Road                                   INFORMATION
Newark, Delaware 19713-2107

IN-SAN-23766  0090